Exhibit 12

Warner Chilcott Holdings Company III, Limited

Computation of Earnings to Fixed Charges

	Fiscal Year Ended September 30,												Quarter Ended December 31,						Quarter Ended March 31,
	Predecessor												Predecessor						Predecessor		Successor
											Pro Forma Unaudited		Unaudited				Pro Forma Unaudited		Unaudited		Unaudited
	2000		2001		2002		2003		2004		2004		2003		2004		2004		2004		2005
	(dollars in thousands)
Fixed Charges:
Interest expense (a)	2,803		25,802		30,645		11,305		11,103		139,874		3,618		1,877		34,969		4,555		28,946
Interest capitalized during the period	0		0		0		0		0		0		0		0		0		0		0
Lease rental expense, buildings (b)	314		593		546		542		497		497		211		298		298		252		330

Fixed Charges	3,117		26,395		31,191		11,847		11,600		140,371		3,830		2,176		35,267		4,808		29,276

Earnings
Income before taxes from continuing operations	(5,520)		5,927		52,523		127,670		202,367		(90,230)		52,607		(17,530)		(38,966)		53,650		(365,995)
+ Fixed Charges	3,117		26,395		31,191		11,847		11,600		140,371		3,830		2,176		35,267		4,808		29,276
+ Amortization of previously capitalized interest	53		53		53		53		53		53		13		13		13		13		0

Earnings	(2,350)		32,375		83,767		139,570		214,020		50,194		56,450		(15,341)		(3,685)		58,471		(336,719)

Ratio of Earnings to Fixed Charges	(0.8	)x	1.2	x	2.7	x	11.8	x	18.5	x	0.4	x	14.7	x	(7.1	)x	(0.1	)x	12.2	x	(11.5	)x

Shortfall amount if ratio less than 1.0x	(5,467)										(90,177)				(17,517)		(38,953)				(365,995)

(a)	Interest expenses including both continuing and discontinued operations; includes amortization of previously capitalized interest
(b)	Portion of lease rental expense from both continuing and discontinued operations that represents interest cost, estimated by management to be one-third of lease rental expense

Warner Chilcott PLC

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	2000	2001	2002	2003	2004	Dec 2003 Qtr	Dec 2004 Qtr	March 2004 Qtr	March 2005 Qtr
Earnings:
Income from continuing operations before tax	5,520	5,927	52,523	127,670	202,367	52,607	(17,530)	53,650	(365,995)
Income from equity investees		—	—	—	—
Fixed charges	3,117	26,395	31,191	11,847	11,600	3,830	2,176	4,808	29,276
Distributed income from equity investees		—	—	—	—
Preferred stock dividend requirements of consolidated subsidiaries		—	—	—	—
Total earnings	(2,403)	32,322	83,714	139,517	213,967	56,437	(15,354)	58,458	(336,719)

Fixed charges:
Fixed charges included in earnings from continuing and discontinued operation:
Interest expense and amortization of debt discount and premium on all indebtedness	2,750	25,749	30,592	11,252	11,050	3,605	1,864	4,542	28,946	860	426	22
Amortization of capitalised interest	53	53	53	53	53	13	13	13	—	29,732	10,826	11028
Rentals:	314	593	546	542	497	211	298	252	330
Preferred stock dividend requirements of consolidated subsidiaries		—	—	—	—
Total fixed charges	3,117	26,395	31,191	11,847	11,600	3,830	2,176	4,808	29,276

Ratio of earnings to fixed charges	(0.8)	1.2	2.7	11.8	18.445	14.7	(7.1)	12.2	(11.5)